Exhibit 99.1

Mountains West Explorations
Secured Digital Storage Announces Hiring of Patrick Gainer as CFO

CHICAGO, Feb. 11 /PRNewswire-FirstCall/ -- Secured Digital Storage Corporation (f/k/a Mountains West Exploration, Inc.) ("SDS") (OTC Bulletin Board: MWXI), announced Patrick Gainer has joined the company as its Chief Financial Officer. Mr. Gainer, a 22-year veteran of Motorola, Inc., served in various senior level financial capacities, including VP and Director of Finance of its Automotive Group, as well as its Integrated Electronics Systems and Cellular divisions. Prior to Motorola, Mr. Gainer worked for KPMG. Mr. Gainer holds an MBA in Finance from the University of Chicago, a BA in Accounting from Loyola University of Chicago and is a Certified Public Accountant. Mr. Gainer also serves on the board of Loyola University of Chicago - Business School.

"We are excited about adding Patrick to our senior management team," said William Lynes, SDS CEO. "He has experience in developing businesses from the ground up, as well as having large company experience. As we prepare to bring in our first early adopter customers, his experience will be invaluable to moving our company into the next phase of its existence."

Patrick Gainer stated, "I am truly excited to have the opportunity to be involved with this unique business. Data storage requirements are a significant issue for large enterprise IT departments as well as governmental agencies. SDS's managed service solutions can transform the way IT departments look at their storage requirements. I look forward to help SDS achieve its potential."

Larry Malone, SDS President and COO stated, "Bringing Patrick into SDS as part of our senior management team will be instrumental as we move into the next phase of the business of bringing customers into our data storage facilities."

About Secured Digital Storage Corporation

Secured Digital Storage Corporation (f/k/a Mountains West Exploration, Inc.) is a New Mexico corporation which is quoted on the OTC Bulletin Board Exchange (OTCBB) under the symbol MWXI.OB. SDS is a data management and digital storage lifecycle management (DSLM) partner to business and IT operations. The company will offer a comprehensive blend of managed services solutions to meet the industry specific needs of business and government agencies. SDS's service offerings will assist customers to manage growing volumes of data and meet compliance regulations at a lower cost of ownership and gain heightened IT efficiency, business continuity and protection via an on-demand storage network.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements.

Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties such as the company's inability to accurately forecast its operating results; the company's potential inability to achieve profitability or generate positive cash flow; the availability of financing; and other risks associated with the company's business. For further information on factors which could impact the company and the statements contained herein, reference should be made to the company's filings with the Securities and Exchange Commission, including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact:	Secured Digital Storage D. Skip Behm VP Finance 630-271-8590